EXHIBIT 23


                          Independent Auditors' Consent

The Board of Directors
Manchester Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-71255) on Form S-8 of Manchester Technologies, Inc. of our report dated September 26, 2003, relating to the consolidated balance sheets of Manchester Technologies, Inc. and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 2003 and the related financial statement schedule, which report appears in the July 31, 2003 annual report on Form 10-K of Manchester Technologies, Inc.

Our report contains an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of August 1, 2001.

                                                     /S/  KPMG LLP

Melville, New York
October 28, 2003



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